Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Riskified Ltd. 2013 Amended and Restated Equity Incentive Plan, Amended and Restated U.S. Sub-Plan to the Riskified Ltd. 2013 Equity Incentive Plan, Riskified Ltd. 2021 Share Incentive Plan and Riskified Ltd. 2021 Employee Share Purchase Plan of Riskified Ltd. of our reports dated April 16, 2021 (except for the third paragraph of Note 2, as to which the date is July 28, 2021), with respect to the consolidated financial statements of Riskified Ltd. included in its final Registration Statement (Form F-1 No. 333- 257603) for the year ended December 31, 2019 and 2020, filed with the Securities and Exchange Commission.

August 4, 2021	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global